UNITED STATES

SECURITIES AND EXCHANE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       May 27, 2020

PETROGRESS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-55854	27-2019626
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1, Akti Xaveriou Ave. 5th floor, Piraeus -Greece	18538
(Address of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code: +30 (210) 459-9741

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry Into a Material Definitive Agreement.

On May 27, 2020, Petrogress, Inc. (the “Company”) and Petrogress lnt'l LLC (“PIL”), a Delaware limited liability company and wholly owned subsidiary of the Company, entered into an Amendment No. 2 to Securities Purchase Agreement with Christos P. Traios, a director and officer of the Company, amending the terms of PIL’s acquisition of certain equity securities of Petrogres Africa Company Limited, a Ghanaian limited liability company (“PACL”). As a result, the Company and PIL returned 864,000 of the shares of PACL (the “Option Shares,” representing approximately 72% of the issued and outstanding equity interest in PACL) for which PIL has not paid the purchase price to date, and retained an option to purchase such Option Shares upon payment of the purchase price of $1.20 per share until August 31, 2020. PIL retained ownership of 216,000 of the PACL shares for which it remains obligated to pay the purchase price of $1.20 per share in cash or by conversion into Company stock, at Mr. Traios’ option, under the terms of the Securities Purchase Agreement.

Item 9.01      Financial Statements and Exhibits

(d)    Exhibits.

Exhibit	Description

10.1	Amendment No. 2 to Securities Purchase Agreement dated May 27, 2020 among Petrogress, Inc. Petrogress lnt'l LLC and Christos P. Traios.*

* Signifies a management agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

May 27, 2020	PETROGRESS, INC.

/s/ Christos Traios
Christos Traios, President and CEO